                                                                    EXHIBIT 23.4



INDEPENDENT AUDITORS' CONSENT


Board of Directors
InterWest Bancorp, Inc.
Oak Harbor, Washington

We consent to the incorporation by reference in this Registration Statement of InterWest Bancorp, Inc. on Form S-4 of our report dated October 28, 1994 for InterWest Savings Bank (the Bank) and subsidiaries (which report expressed an unqualified opinion and included an explanatory paragraph referring to the Bank's adoption of Statement of Financial Accounting Standards No. 115), appearing in the Annual Report on Form 10-K of InterWest Bancorp, Inc. for the year ended September 30, 1996, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche, LLP

SEATTLE, WASHINGTON

October 30, 1997